Exhibit 10.10

EMPLOYMENT AGREEMENT

Parties

THIS EMPLOYMENT AGREEMENT (this “Agreement") entered on this 1st day of September, 2018 between Kona Gold Solutions, Inc. (the "Company"), and Christopher Selinger (the “Individual”).

Recital

Individual is desirous of working with the Company, as its Vice President of Sales. The Vice President of Sales position is responsible for establishing the sales targets to meet the company objectives. Responsible for developing strategic sales plans based on company goals that will promote sales growth and customer satisfaction for the organization. Essential functions of the Vice President of Sales position include; Develops annual sales plan in support of organization strategy and objectives, directs implementation and execution of sales policies and practices, ensures communications are coordinated, supports sales plan objectives and meets organizational expenditure requirements, recommends sales strategies for improvement based on market research and competitor analyses, implements approved distribution strategies, manages multiple channel selling strategies, builds, develops and manages sales team capable of carrying out needed sales and service initiatives, and performs other related duties as assigned.

The Company desires to employ the Individual as its Vice President of Sales on the terms and conditions set forth in this Agreement, and the Individual is willing to continue rendering services to the Company and to commit to the performance of certain obligations and the observance of certain non-competition covenants, all on the terms and conditions set forth herein.

Agreement

In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Definitions. For the purposes of this Agreement the bold-faced terms in this section shall have the indicated meanings.

1.1. Company. Kona Gold Solutions, Inc., a Delaware corporation, and any of its subsidiaries and affiliates ("affiliates" defined as under the Securities Exchange Act of 1934) which are engaged in the United States in the business of providing the Services (defined below).

1.2. Services. All services currently rendered by the Company (the “Services”).

1.3. Confidential Information. That secret proprietary information of the Company and the Subsidiaries, whether or not discovered or developed by the Individual, known by the Individual as a consequence of his employment with the Company. Without limiting the generality of the foregoing, such Confidential Information shall include (a) trade secrets; and (b) data relating to the Services and the requirements of the Company's customers for the Services, marketing, promotional, and financing techniques pertinent to sale of the Services, which information is not generally known in the industry in which the Company is a participant. Confidential Information also includes information contained in Company manuals, memoranda, customer lists, lists of placement or employment candidates, specifications, computer programs, marketing research data and records, whether or not legended or otherwise identified by the Company as Confidential Information.

1.4. Innovations. Those discoveries, developments, concepts and ideas, whether or not protectable under law, relating to the Company’s present and prospective activities and the Services (which such activities and Services are known to the Individual by virtue of his employment by the Company).

2. Capacity; Salary; Benefits.

2.1. Term of Employment. The Company hereby employs the Individual, and the Individual accepts such employment, on the terms and conditions herein for the period beginning on the date of the parties' execution of this Agreement and ending on September 1st, 2020 (such period, or lesser portion thereof in the event of earlier termination pursuant to paragraph 2.6, being called the "Employment Period"). Thereafter, the continuation of the Individual's employment with the Company shall automatically renew for subsequent (1) year terms unless terminated with cause by the Company. The Company and the Individual shall each provide reasonably specific notice to the other party of their respective intentions in regard to continuation of the Individual's employment subsequent to the conclusion of the Employment Period.

2.2. Position and Responsibilities. During the Employment Period, the Individual shall serve as the Vice President of Sales. Individual will take direction from, and report to the CEO, subject to the provisions of this Agreement and the Company's general policies and practices governing employment in force from time to time. The Individual agrees to perform, in addition to the duties enumerated in this paragraph, such other duties as are normally incident to Individual's position as provided in the Company’s Bylaws and policy manuals, and such other functions as may be assigned to Individual by the Board of Directors.

2.3. Salary and Benefits. The Individual shall be compensated in accordance with the Company's payment practices in force from time to time. The Individual will be entitled to vacations (at such time as shall not interfere with the Company's business needs), sick leaves and leaves of absence in accordance with the Company's general policies and practices governing the same in force from time to time, and will be eligible to participate in such plans for the benefit of officers or employees generally that the Company now has or institutes in the future during the Employment Period. Individual’s salary shall be Sixty-Five Thousand ($65,000.00 USD)/Per year with an increase to Seventy-Two ($72,000.00 USD)/Per year after six months of employment, One Dollar ($1.00/ USD) commission per case (Kona Gold Hemp Energy Drinks; 24 cans/case and HighDrate CBD Energy Waters; 12 bottles/case), and Ten Million (10,000,000) Restricted Common Shares of the Company.

2.4. Consideration. The Individual acknowledges the consideration for this Agreement consists of the continuation of the Individual's employment by the Company under the terms of, and with the responsibilities his position, and benefits provided in this Agreement.

2.5. Early Termination of Employment Period.

2.5.1. Termination. The Employment Period may be terminated (a) by the Company at any time in its discretion based on the Company’s inability to successfully launch its products. (b) by the Company, for cause as defined in paragraph 2.6, without notice except as required in that paragraph; (c) by the Individual's death, without action by the Company; (d) for incapacity, immediately upon written notice from the Company, if an independent physician selected by the Company shall have determined that the Individual is unable, due to illness, disability or incapacity, to perform substantially all of the services required hereunder for a continuous period of thirty (30) days, or for a period aggregating sixty (60) days in any twelve (12) month period.

2.6. Definition of Termination for Cause. Termination by the Company for "cause" shall mean termination by action of the Board of Directors of the Company because of (a) the Individual's material breach of this Agreement or material failure to perform his obligations under this Agreement (not as a consequence of any illness, accident or other disability), (b) the Individual's unjustified continued, willful failure to carry out any reasonable lawful order of the Company (using the same criteria as would be applied to other individuals of like level of the Company), (c) diverting or usurping a corporate opportunity of the Company, (d) the Individual's actions which are disloyal or inimical to the Company, (e) gross negligence or recklessness by the Individual in the performance of his duties hereunder (using the same criteria as would be applied to other individuals of like level of the Company), (f) other serious willful misconduct by the Individual which causes material injury to the Company or its reputation (using the same criteria as would be applied to other executes of like level of the Company), including, but not limited to, willful or gross misconduct toward any of the Company's employees, agents, clients or customers, in either case causing material harm to the Company, and (g) the commission by the Individual of a felony or a crime involving moral turpitude.

3. Innovations, Confidential Information, Covenants Regarding Competitive and Other Business Activities, and Related Matters. The provisions of this paragraph 3 shall survive the expiration of the Employment Period and of this Agreement.

3.1. Assignment of Rights in Innovations. All Innovations which are at any time created by the Individual, acting alone or in conjunction with others, (a) during the Employment Period, or any extensions or modifications thereof, or (b) if based on or related to any Services and Confidential Information, made by the Individual within two (2) years after the termination of such employment or retention, whichever shall occur later, shall be the property of the Company, free of any reserved or other rights of any kind on the Individual's part. The Individual agrees promptly to make full disclosure of any such Innovations to the Company, and at its cost and expense to execute upon its request formal applications for registration or copyright or patent, and also to do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of the Individual's right and title to such Innovations.

3.2. Return of Documents. Upon termination of the Employment Period, all documents, procedural manuals, telephone lists, employee information, guides and similar material, records, notebooks and similar repositories of or containing Confidential Information and Innovations, including all copies, then in the Individual's possession or control whether prepared by the Individual or others, shall be forthwith delivered by the Individual to the Company.

3.3. Confidentiality. The Individual shall not at any time from and after the date hereof, divulge, furnish or make accessible to any person any Confidential Information of any nature which is the property of the Company without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public otherwise than as a direct or indirect result of the Individual's acts or omissions to act. The Individual may disclose such Confidential Information as may be required in connection with any judicial or administrative proceeding or inquiry; provided, however, that in the event the that Individual is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information he has obtained regarding the Company, the Individual will notify the Company promptly so that the Company may seek a protective order or other appropriate remedy, or waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained and the Company does not waive compliance with the terms of this Agreement, the Individual will furnish only that portion of the information requested which he is advised by counsel to the Company is legally required and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded that information to the extent possible.

3.3.1. Remedies for Breach. The Individual agrees that his services are of special, unique and extraordinary value to the Company. The Individual further acknowledges that the remedy at law for any breach or threatened breach of this paragraph 3.3 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without having to prove the inadequacy of the available remedies at law.

3.3.2. Definitions. For purposes of this paragraph 3.3, "engage directly or indirectly" shall encompass (i) all of Individual's activities whether on his own account or as an employee, director, officer, agent, consultant or partner of or in any person, firm or corporation (other than the Company), and (ii) ownership of stock in any corporation fifteen (15) percent or more of the revenues or income of which is derived from a competitive business or businesses. Notwithstanding anything to the contrary contained herein, the Individual may purchase, own, hold or have any other interest in the securities of both privately held and publicly traded companies.

4. Miscellaneous.

4.1. Integration; Assignment. This Agreement expresses the entire agreement between the Individual and the Company with respect to its subject matter and supersedes, without limiting the generality of the foregoing, any prior employment agreements between the Individual and the Company. The rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties and in the case of a change in control of the Company, provided, however, that except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by the Individual.

4.2. Notices. All notices, elections and other communications given or made pursuant to this Agreement shall be in writing and shall be delivered personally, sent by commercial courier or registered mail (postage prepaid, return receipt requested) or transmitted by facsimile with confirming copy transmitted by first class prepaid mail, to the parties at the following addresses and numbers or such other addresses or numbers as a party shall designate by notice in writing to the others in accordance herewith, and shall be deemed to be given or made when so delivered personally or by commercial courier or when transmitted and received by facsimile, or if mailed, five business days after the date of mailing; except that notice of a change of address shall be deemed given only when actually received by the other party:

to Executive at:

Robert Clark

746 North Drive

Suite A

Melbourne, FL 32934

4.3. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and its Schedules, which are incorporated herein by reference, shall be governed by the laws (as opposed to the conflict of law provisions) of the state of Florida.

4.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibitions or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.5. Interpretation. To affect the intent of the Agreement, where appropriate the singular shall be read as the plural and the conjunctive as the disjunctive, and in either case, vice versa.

4.6. Headings. Except for the headings of section 1, the headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.7. Modification, Amendment, Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by the parties. The failure at any time to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

5. Miscellaneous.

5.1. Expenses. The Company will pay all reasonable and necessary business-related expenses incurred on behalf of the Company in conformity with the policies and procedures of the Company from time to time in effect covering approved business expenses.

IN WITNESS WHEREOF, this Employment Agreement has been duly executed and delivered by or on behalf of the parties hereto as of the first date above written.

COMPANY	INDIVIDUAL

Kona Gold Solutions, Inc.	Christopher Selinger

/s/ Robert Clark	/s/ Christopher Selinger
Signature	Signature

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